Exhibit 99

PRESS RELEASE

Scripps Networks Interactive reports first quarter financial results

May 8, 2009	NYSE: SNI
For immediate release

CINCINNATI – Scripps Networks Interactive Inc. today reported operating results for the first quarter 2009.

Results for the three-month period ended March 31 reflect strong affiliate fee revenue growth and effective cost controls at the company’s lifestyle television networks, offset by lower advertising revenue and a challenging economic and competitive environment for the company’s online comparison shopping services.

Consolidated revenue for the quarter decreased 7.0 percent year over year to $361 million, with the decline attributable primarily to less favorable operating results at the company’s Shopzilla and uSwitch comparison shopping subsidiaries. During the first quarter the company disclosed that consolidated results for the period would be affected by a competitive repositioning at Shopzilla.

Total first-quarter expenses decreased 5.4 percent year over year.

Consolidated net income attributable to Scripps Networks Interactive for the first quarter was $60.1 million, or 37 cents per share compared with $66.5 million, or 41 cents in the first quarter 2008. Net income reported for the first quarter 2008 includes an estimate of corporate expenses based on amounts reported by the former parent company of Scripps Networks Interactive. Scripps Networks Interactive was spun off from The E. W. Scripps Company on July 1, 2008. Corporate expenses for the current period include about $3.7 million in one-time costs related to the spin-off.

Total segment profit for the company during the three-month period was $139 million compared with $154 million in the prior-year period. (See Note 1 for a definition of segment profit). During the first quarter 2009 the company generated $163 million in cash from operating activities and $91.9 million in free cash flow.

From the company’s Lifestyle Media business segment, which includes HGTV and Food Network, total revenue for the period was $311 million, which was even with the prior-year quarter. Affiliate fee revenue increased 17 percent year over year on improved rates for HGTV and expanding distribution of all of the company’s television networks. Other television brands operated by the company include DIY Network, Fine Living Network (FLN) and Great American Country (GAC). For the full year, the company now expects affiliate fee revenue to increase 12 to 14 percent.

Advertising revenue from the Lifestyle Media segment decreased 4.6 percent in the first quarter, reflecting weaker pricing in the scatter advertising marketplace relative to strong growth in the prior year. The company expects advertising revenue to continue to be under pressure at least through the first half due to the ongoing effects of the current economic recession.

The company reduced segment expenses even as it continued to invest in new, original programming during the period to build viewership and increase audience market share at all of its networks. Total Lifestyle Media expenses for the quarter declined 1.7 percent as a result of a general hiring freeze initiated during the fourth quarter 2008; reduced spending on marketing and promotions during the first quarter of 2009; and other expense controls initiated by the company.

Lifestyle Media segment profit increased 1.9 percent during the first quarter to $146 million compared with $143 million during the prior year.

Revenue from the company’s Interactive Services business segment, which includes Shopzilla and uSwitch, was $50.6 million during the first quarter compared with $77.5 million during the same period in 2008.

In addition to the competitive repositioning at Shopzilla, Interactive Services results were held back by lower consumer demand for retail products; an unfavorable foreign exchange environment; and the effects of a less-favorable sponsored-link revenue-sharing agreement with Google. Reduced energy rates in the United Kingdom during the quarter also led to lower energy-switching activity at uSwitch.

Interactive Services expenses declined 23 percent during the first quarter as the company continued to scale the businesses to match market conditions.

Interactive Services segment profit was $7.0 million in the first quarter compared with $21.0 million during the same period a year earlier. The company expects Interactive Services segment profit to be above $30 million for the full year.

“The company’s operating performance during the first quarter demonstrates the durability and recession-resistant nature of cable and satellite television networks and, in particular, the strength and popularity of our unique lifestyle brands,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “In the midst of the most challenging economic environment in a generation, our leading lifestyle networks are performing solidly, with growing audiences, expanding distribution and financial results that defy some daunting headwinds.

“At our Interactive Services businesses, we’re making progress repositioning Shopzilla as a consumer-centric service that also provides great value for online merchants,” Lowe said. “We’re focusing on consumer satisfaction, enhancing the comprehensiveness of search results and providing a measurable return on investment for retailers who pay us for leads. Our deliberate decision to put Shopzilla on a firmer competitive footing, however, means we’ll be sacrificing margin in the near term in exchange for longer-term sustainability of the business.

“Looking ahead, we’re optimistic, but cautious about the future,” Lowe said. “We expect macro-economic issues to continue weighing on all of our businesses, but are encouraged by early signs of improvement. In the meantime, we’re going to be investing in the health and vitality of our core brands, advancing our various growth strategies and keeping a tight rein on expenses. We’re confident that when the economy recovers, our Lifestyle Media brands will be stronger than ever and that our Interactive Services businesses will be competitively viable and poised for growth.”

Here are first-quarter results by operating segment:

Lifestyle Media

Lifestyle Media affiliate fee revenue grew 17 percent to $79.1 million. Advertising revenue was $225 million, down 4.6 percent.

Total expenses were down 1.7 percent. Programming expenses increased 9.5 percent to $71.2 million. Non-programming costs decreased 8.8 percent to $93.4 million.

Lifestyle Media segment profit was $146 million compared with $143 million in the prior-year period.

Operating revenue at HGTV was $144 million, up 1.7 percent. HGTV now reaches 98 million subscribers compared with about 96 million at the end of the first quarter 2008.

Food Network operating revenue was $116 million, down 2.5 percent. Food Network reaches 98 million subscribers, up from about 96 million at the end of the first quarter 2008.

Revenue at DIY Network was up 8.1 percent to $15.3 million. DIY can be seen in about 51 million households, up from about 47 million households a year ago.

Fine Living Network (FLN) revenue was $11.7 million, down 6.7 percent. Fine Living reaches 55 million households vs. 50 million households last year.

Revenue at Great American Country (GAC) increased 6.1 percent to $6.1 million. Great American Country can be seen in about 56 million homes compared with about 53 million homes a year ago.

Revenue from the Lifestyle Media segment’s interactive businesses (SN-Digital) was $15.7 million, down 6.2 percent.

Interactive Services

Interactive Services revenue was $50.6 million compared with $77.5 million.

Interactive Services expenses decreased 23 percent to 43.5 million.

Segment profit was $7.0 million compared with $21.0 million.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s first quarter results during a telephone conference call at 10 a.m. EDT today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 1-800-230-1092 (U.S.) or 612-288-0340 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “first quarter earnings report,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12 p.m. EDT May 8 until 11:59 p.m. EDT May 15. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 996741. A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations, then follow the Audio Archives link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2008 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive Inc. is the leading developer of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes: Lifestyle Media, with popular lifestyle television and Internet brands HGTV, Food Network, DIY Network, Fine Living Network (FLN) and country music network Great American Country (GAC); and Interactive Services, with leading online search and comparison shopping services BizRate, Shopzilla and uSwitch.

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Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 513-824-3227

E-mail: mark.kroeger@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(unaudited)	Three months ended March 31,
(in thousands, except per share data)	2009	2008	Change
Operating revenues	$361,217	$388,332	(7.0)%
Costs and expenses	(221,942)	(234,678)	(5.4)%
Depreciation and amortization of intangible assets	(19,942)	(17,710)	12.6%
Losses on disposal of PP&E	(71)	(764)	(90.7)%

Operating income	119,262	135,180	(11.8)%
Interest expense	(330)	(5,821)	(94.3)%
Equity in earnings of affiliates	2,093	3,676	(43.1)%
Miscellaneous, net	(713)	(1,143)	(37.6)%

Income from operations before income taxes	120,312	131,892	(8.8)%
Provision for income taxes	(40,413)	(43,120)	(6.3)%

Net income	79,899	88,772	(10.0)%
Less: net income attributable to noncontrolling interests	(19,771)	(22,267)	(11.2)%

Net income attributable to SNI common shareholders	$60,128	$66,505	(9.6)%

Net income attributable to SNI common shareholders per diluted share of common stock	$0.37	$0.41

Weighted average basic shares outstanding (1)	163,516	163,466
Weighted average diluted shares outstanding (1)	163,907	163,466

For comparison purposes, first quarter 2008 results include estimates of Scripps Networks Interactive’s portion of The E. W. Scripps Company’s corporate expenses for those periods. Such estimates are not representative of our costs as a stand-alone company.

(1)	For the quarter periods of 2008, diluted EPS was computed using the number of common shares outstanding on the spin-off-date.

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)	As of
(in thousands, except per share data)	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$8,641	$9,970
Short-term investments	3,587	2,703
Accounts and notes receivable (less allowances: 2009- $4,842; 2008- $5,480)	330,747	372,736
Programs and program licenses	241,899	238,319
Other current assets	15,067	14,296

Total current assets	599,941	638,024
Investments	39,966	40,279
Property, plant and equipment, net	205,104	201,512
Goodwill	424,213	424,213
Other intangible assets, net	105,032	110,810
Programs and program licenses (less current portion)	224,542	235,967
Unamortized network distribution incentives	98,544	107,796
Other non-current assets	17,586	14,607

Total Assets	$1,714,928	$1,773,208

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$17,648	$14,960
Program rights payable	14,706	15,240
Customer deposits and unearned revenue	11,818	11,045
Employee compensation and benefits liabilities	19,014	35,451
Accrued marketing and advertising costs	13,919	18,671
Other accrued liabilities	90,998	70,927

Total current liabilities	168,103	166,294
Deferred income taxes	129,381	134,261
Long-term debt		80,000
Other liabilities (less current portion)	109,590	104,239

Total liabilities	407,074	484,794

Redeemable noncontrolling interest	9,400	9,400

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par—authorized: 25,000,000 shares; none outstanding Common stock, $.01 par:
Class A—authorized: 240,000,000 shares; issued and outstanding: 2009—127,485,838 shares; 2008—127,184,107 shares	1,275	1,272
Voting—authorized: 60,000,000 shares; issued and outstanding: 2009—36,398,226 shares; 2008—36,568,226 shares	364	366

Total	1,639	1,638
Additional paid-in capital	1,225,082	1,219,930
Retained earnings (deficit)	(72,942)	(120,774)
Accumulated other comprehensive income	30,642	31,487

Total SNI shareholders’ equity	1,184,421	1,132,281
Noncontrolling interests	114,033	146,733

Total equity	1,298,454	1,279,014

Total Liabilities and Equity	$1,714,928	$1,773,208

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(unaudited)
	March 31,
(in thousands)	2009	2008
Cash Flows from Operating Activities:
Net income	$79,899	$88,772
Depreciation and intangible assets amortization	19,942	17,710
Programs and program licenses costs	71,179	62,600
Program payments	(63,868)	(74,053)
Amortization of network distribution costs	9,342	8,257
Capitalized network distribution incentives	(1,764)	(1,678)
Equity in earnings of affiliates	(2,093)	(3,676)
Dividends received from equity investments	3,263	1,668
Stock and deferred compensation plans	4,807	4,744
Deferred income taxes	5,190	10,847
Prepaid and accrued pension expense	2,229	2,156
Changes in certain working capital accounts
Accounts receivable	41,861	(10,192)
Other assets	(781)	(3,384)
Accounts payable	2,736	6,075
Accrued employee compensation and benefits	(16,038)	(16,382)
Accrued income taxes	31,548	(6,250)
Other liabilities	(26,864)	(1,345)
Other, net	1,951	6,773

Net operating activities	162,539	92,642

Cash Flows from Investing Activities:
Acquisitions of property, plant and equipment	(17,929)	(11,865)
Increase in short-term investments	(942)
Other, net	(76)	(102)

Net investing activities	(18,947)	(11,967)

Cash Flows from Financing Activities:
Increase in long-term debt		8,941
Payments on long-term debt	(80,000)	(40,000)
Dividends paid	(12,296)
Dividends paid to noncontrolling interest	(52,724)	(56,183)
Change in parent company investment, net		40,897
Proceeds from employee stock options	2,695
Other, net	(2,132)	(2,855)

Net financing activities	(144,457)	(49,200)

Effect of exchange rate changes on cash and cash equivalents	(464)	166

Increase (decrease) in cash and cash equivalents	(1,329)	31,641

Cash and cash equivalents:
Beginning of year	9,970	12,532

End of year	$8,641	$44,173

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$234	$5,640
Income taxes paid	397	43,105

Notes to Results of Operations

1. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Lifestyle Media includes five national television networks, Internet businesses and other electronic content services primarily in the United States. Our networks also operate domestically and internationally through licensing agreements and joint ventures with other entities. We own approximately 69% of Food Network and approximately 94% of Fine Living (“FLN”).

Interactive Services includes our online comparison shopping services, Shopzilla, BizRate and uSwitch. Shopzilla and BizRate are product comparison shopping services that help consumers find products offered for sale on the Web by online retailers. Shopzilla and BizRate also operate a Web-based consumer feedback network which collects millions of consumer reviews of stores and products each year. uSwitch operates an online service that helps consumers compare prices and arrange for the purchase of a range of essential home services including gas, electricity, home phone, broadband providers and personal finance products, primarily in the United Kingdom.

Our chief operating decision maker (as defined by FAS No. 131, “Segment Reporting”) evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America. Refer to Note 3—Non-GAAP Financial Measures, for reconciliations to GAAP measures.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our results of operations is as follows:

	Three months ended March 31,
(in thousands)	2009	2008	Change
Segment operating revenues:
Lifestyle Media	$310,685	$310,836
Interactive Services	50,573	77,496	(34.7)%
Intersegment eliminations	(41)

Total operating revenues	$361,217	$388,332	(7.0)%

Segment profit (loss):
Lifestyle Media	$146,076	$143,372	1.9%
Interactive Services	7,033	20,985	(66.5)%
Corporate	(13,834)	(10,703)	29.3%

Total segment profit	139,275	153,654	(9.4)%
Depreciation and amortization of intangible assets	(19,942)	(17,710)	12.6%
Losses on disposal of PP&E	(71)	(764)	(90.7)%
Interest expense	(330)	(5,821)	(94.3)%
Equity in earnings of affiliates	2,093	3,676	(43.1)%
Miscellaneous, net	(713)	(1,143)	(37.6)%

Income from operations before income taxes	$120,312	$131,892	(8.8)%

Corporate costs for the first three months of 2008 reflect an estimate of SNI’s portion of The E. W. Scripps Company’s corporate expenses. Corporate expenses for the current period include about $3.7 million in one-time costs related to the spin-off.

2. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time in our national television networks’ programming, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated Web sites (SN Digital).

Supplemental information for Lifestyle Media is as follows:

	Three months ended March 31,
(in thousands)	2009	2008	Change
Operating revenues by brand:

HGTV	$143,863	$141,499	1.7%
Food Network	116,256	119,264	(2.5)%
DIY	15,328	14,180	8.1%
FLN	11,711	12,547	(6.7)%
GAC	6,083	5,735	6.1%
SN Digital	15,661	16,695	(6.2)%
Other/intersegment eliminations	1,783	916	94.6%

Operating revenues by type:

Advertising	$224,575	$235,493	(4.6)%
Affiliate fees, net	79,075	67,430	17.3%
Other	7,035	7,913	(11.1)%

Subscribers (1):

HGTV	98,000	95,800	2.3%
Food Network	98,300	95,500	2.9%
DIY	50,700	47,100	7.6%
FLN	55,300	49,700	11.3%
GAC	56,000	52,700	6.3%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks, with the exception of FLN in 2008, which was not yet rated by Nielsen and represented comparable amounts calculated by us.

3. NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with GAAP provided in this release, the Company has presented segment profit and free cash flow. A reconciliation of segment profit to operating income determined in accordance with accounting principles generally accepted in the United States of America for each business segment is as follows:

	Three months ended March 31,
(in thousands)	2009	2008
Operating income	$119,262	$135,180
Depreciation and amortization of intangible assets:
Lifestyle Media	8,569	6,791
Interactive Services	11,255	10,884
Corporate	118	35
Losses on disposal of PP&E:
Lifestyle Media	55	764
Interactive Services	16

Total segment profit	$139,275	$153,654

The Company defines free cash flow as cash provided by operating activities less dividends paid to noncontrolling interests and acquisitions of property, plant and equipment. The Company measures free cash flow as it believes it is an important indicator for management and investors as to the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

	Three months ended March 31,
(in thousands)	2009	2008
Segment profit	$139,275	$153,654
Income taxes paid	(397)	(43,105)
Interest paid	(234)	(5,640)
Working capital and other	23,895	(12,267)

Cash provided by operating activities	162,539	92,642
Dividends paid to noncontrolling interest	(52,724)	(56,183)
Acquisitions of property, plant and equipment	(17,929)	(11,865)

Free cash flow	$91,886	$24,594

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.